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                     September 8, 2020

       Vincent T. Cubbage
       Chief Executive Officer
       Tortoise Acquisition Corp.
       5100 W. 115th Place
       Leawood, Kansas 66211

                                                        Re: Tortoise
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 10, 2020
                                                            File No. 001-38823

       Dear Mr. Cubbage:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Brenda Lenahan